EXHIBIT 10.09
FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Company”) and CHARLES H. COTROS (“Executive”) hereby enter into this First Amendment to Executive Employment Agreement (“Amendment”), effective May 27, 2005 (“Effective Date”), to amend the Executive Employment Agreement dated October 4, 2004 (“Agreement”). The parties hereby agree as follows:
     1. Termination of Agreement by Mutual Consent. In accordance with Section 6.2 of the Agreement, the Company and the Executive hereby mutually agree to terminate the Agreement (except with respect to the provisions of this Amendment, and those provisions of the Agreement which, according to the Agreement, have continuing effect following its termination) effective May 27, 2005 (“Date of Termination”).
     2. Vesting and Exercisability of Stock Options. In accordance with Section 6.2 of the Agreement, the Executive shall become one hundred percent (100%) vested in the stock options granted to the Executive under the Company’s stock plans coincident with the execution of the Agreement. The options shall be exercisable at any time on or before October 4, 2010.
     3. Per Diem Compensation During Transition Period; Unused Vacation Time. During a transition period through June 30, 2005, and such additional period(s), if any, to be determined by the mutual agreement of the Company and the Executive, the Executive shall receive per diem compensation at the same rate as the Base Salary which the Executive was entitled to receive under the Agreement. The Executive’s compensation during the transition period shall include the value of any accrued but unused (and previously uncompensated) Vacation Time as of the Date of Termination.

Dated: May 27, 2005.	ALLIED WASTE INDUSTRIES, INC.

By

Steven M. Helm, Executive Vice President
and General Counsel
“Company”

Dated: May 27, 2005.
Charles H. Cotros
“Executive”